POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby authorizes Jeffrey
S. Hackman, Michael G. Campbell, Jeffrey L. Quillen, Ryan M. Rourke Reed and Stacie S. Aarestad, each acting singly, to execute and caused to be filed with the United States Securities and Exchange Commission any and all documents or filings, includingany amendments thereto, required to be so filed. The undersigned hereby grantsto the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do personally present, with full power of substitution, resubstitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney's-in-fact substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with all applicable laws, including Sections 13 and 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 11th day of August, 2022.

/s/ Edward Aloysius Sullivan Jr.
Name: Edward Aloysius Sullivan Jr.